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                           Regency Centers Corporation
                                  Press Release

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www.RegencyCenters.com                                      CONTACT: LISA PALMER
----------------------                                            (904) 598-7636

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              REGENCY CENTERS REPORTS HEALTHY THIRD QUARTER RESULTS
                    Strong fundamentals drive 6.8% FFO growth

Jacksonville, Fla. (November 4, 2003) -- Regency Centers Corporation announced today financial and operating results for the quarter ended September 30, 2003.

Net income for common stockholders for the quarter was $29.8 million, $0.51 per diluted share, compared to $26.7 million and $0.46 per diluted share for the same period last year, a 10.9% per share growth rate. Net income for common stockholders for the nine months ended September 30, 2003 was $73.3 million, $1.23 per diluted share, compared to $73.4 million and $1.26 per diluted share for the first nine months of 2002.

On October 21, 2003, Regency announced that the Financial Accounting Standards Board's (FASB) issuance of Statement 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," would impact Regency's calculation of net income. Subsequently, on October 29, 2003, the FASB met to review concerns about the implementation of SFAS 150 and, in that meeting, agreed to defer certain narrow provisions of SFAS 150. As a result of the deferral of these provisions, the SFAS 150 impact that was discussed in the October 21 press release is no longer applicable.

Regency reports Funds From Operations (FFO) for common stockholders in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the third quarter, FFO was $46.2 million, or $0.78 per diluted share, compared to $44.9 million and $0.73 per diluted share for the same period last year, representing per share growth of 6.8%. Year to date FFO as of September 30, 2003 was $125.9 million, or $2.06 per diluted share, compared to $124.7 million and $2.04 per diluted share for the same period in 2002.

On October 1, 2003, NAREIT provided clarification regarding the calculation of FFO. This announcement clarified that original issuance costs associated with the redemption of preferred stock and impairment write-downs should be included in the calculation of FFO. The Company has historically added these items back to GAAP net income in calculating FFO. In the quarter ended March 31, 2003, the Company reduced net income for common stockholders by $1.9 million for the original issuance costs associated with the redemption of $75 million of preferred units. In the quarter ended June 30, 2003 the Company recognized a provision for loss on the sale of operating properties, an impairment write-down, totaling $2.0 million. Both of these items were added back to GAAP net income in calculating FFO for previous quarters. In accordance with NAREIT's recent announcement, these adjustments have been excluded from FFO for the year to date period ended September 30, 2003. During the quarter ended September 30, 2003 the Company also redeemed $80 million of preferred units and approximately $1.2 million of issuance costs related to this redemption were not added back to GAAP net income in calculating FFO for the third quarter.


Portfolio Results

At September 30, 2003, Regency's investment in real estate before depreciation was approximately $3.2 billion. At quarter end, the Company owned 262 shopping centers and single tenant properties, including those held in joint ventures, totaling 29.9 million square feet located in top markets across the nation. Occupancy of the operating portfolio at September 30, 2003 was 95.3%. Same property NOI growth was 3.0% for the quarter and 2.6% year to date. On a same space, cash basis, rent growth climbed to 11.2% for the quarter and 10% year to date. During the quarter Regency completed 352 new and renewal lease transactions, including development properties, for nearly 1.1 million square feet. For the year, Regency has completed 982 transactions, leasing or renewing close to 3.4 million square feet.

 "The fundamentals of our core business continue to be strong and profitable," said Martin E. Stein, Jr., Chairman and Chief Executive Officer. "Our experience continues to demonstrate that shopping centers that are anchored by dominant supermarket chains and that are well located in markets with attractive demographics benefit from these sustainable competitive advantages. As a result, we expect sustained growth from our operating portfolio. In addition we will continue to create substantial value through disciplined execution of our development and capital recycling strategies."

Capital Recycling - Investment and Disposition Activity

Regency completed three developments and started six new projects during the quarter. The six new projects represent an estimated $52 million of invested capital at completion with an estimated stabilized net operating income yield of 10.6%. As of September 30, 2003, the Company had 34 properties under development for an estimated total net investment at completion of $450 million. The in-process developments are a robust 81% leased and 65% funded.

During the third quarter Regency expanded its joint venture relationship with Macquarie CountryWide Trust of Australia through the sale of three previously stabilized Regency developments. Regency will maintain a 25% ownership interest and will manage the properties on behalf of the joint venture. The gross sales price of the properties was $103.3 million and represented a first year yield of 7.6%.

Regency also sold three operating properties to unrelated parties during the quarter at a gross sales price of $18.7 million and a 9.3% average cap rate.

Corporate Governance Initiatives

Regency announced that the Company's Board of Directors approved additional enhancements to its corporate governance practices reflecting the Company's commitment to being proactive stewards by making meaningful improvements to corporate governance. The enhancements include the elimination of staggered terms for Regency's directors, the adoption of limits on other board memberships for directors and officers of the Company and the amendment of stock ownership guidelines. The stock ownership guidelines were


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

amended by increasing the minimum ownership requirement for independent directors to the greater of five times their annual retainer or $250,000.

Dividend

On November 4, 2003, the Board of Directors declared a quarterly cash dividend of $0.52 per share, payable on December 3, 2003 to shareholders of record on November 19, 2003. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on December 31, 2003 to shareholders of record on November 30, 2003.

Conference Call

In conjunction with Regency's third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Wednesday, November 5, 2003 at 10:00 a.m. EST on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2003 supplemental information package that may help investors estimate earnings for 2003. A copy of the Company's third quarter 2003 supplemental information will be available from the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2003. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.


Funds From Operations Reconciliation to Net Income--Actual Results

For the Periods Ended September 30, 2003 and 2002                Three Months Ended              Year to Date
($000s)                                                           2003        2002              2003       2002
                                                                 Actual      Actual            Actual     Actual

Funds From Operations:

  Net income for common stockholders                             29,769      26,690            73,325     73,440
   Add (Less):
    Depreciation and amortization expense  - real property       16,555      17,105            51,816     49,707
    Amortization of leasing commissions                           1,693       1,465             5,032      3,959
   (Gain) loss on sale of operating properties                  (2,546)     (1,830)           (6,080)    (6,569)
    Convertible preferred stock dividends                             0         759                 0      2,276
    Minority interest of exchangeable partnership units             750         689             1,842      1,922

Funds from Operations                                            46,221      44,878           125,935    124,735


  Weighted Average Shares
  For Diluted FFO Per Share (000s)                               59,442      61,658            61,161     61,267

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

Regency reports Funds From Operations (FFO) as a supplemental earnings measure. The Company considers FFO to be an accurate benchmark to its peer group and a meaningful performance measurement for the Company because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. FFO is defined by the National Association of Real Estate Investment Trusts generally as net earnings (computed in accordance with GAAP), excluding real estate depreciation and amortization, gains and losses from sales of properties (except those gains and losses sold by the Company's taxable REIT subsidiary), after adjustment from unconsolidated partnerships and joint ventures and excluding items classified by GAAP as extraordinary or unusual, along with significant non-recurring events. Regency also adjusts for the payment of convertible preferred stock dividends.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3.2 billion. As of September 30, 2003, the Company owned 262 retail properties, including those held in joint ventures, totaling 29.9 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency's corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.







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